As filed with the Securities and Exchange Commission on September 5, 2018

Registration No: 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DR. REDDY’S LABORATORIES LIMITED

(Exact name of Registrant as specified in its charter)

India	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

8-2-337, Road No. 3, Banjara Hills

Hyderabad, Telangana 500 034, India

(Address of Principal Executive Offices)

Dr. Reddy’s Employees Stock Option Scheme, 2018

(Full title of the plan)

Dr. Reddy’s Laboratories, Inc.

107 College Road East

Princeton, New Jersey 08540

(Name and address of agent for service)

(609) 375-9900

(Telephone number, including area code, of agent for service)

Copies of Communications to:

James F. Fitzsimmons, Esq.
Budd Larner, P.C .
150 John F. Kennedy Parkway
Short Hills, New Jersey 07078

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated fi ler,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

CALCULATION OF THE REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Equity shares of Rs.5 par value, as evidenced by American depositary receipts	1,000,000	$35.98	$35,980,000	$4,354.39

(1)	Based on 1,000,000 American depositary receipts (“ADRs”) subject to issuance under the Dr. Reddy’s Employees Stock Option Scheme, 2018 (the “2018 Plan”). Each ADR evidences one American depositary share (“ADS”) deliverable on deposit of equity shares, and each ADS represents one equity share. Each underlying ADS is registered under a separate registration on Form F-6 (File No. 333-138547). This Registration Statement also covers such additional ADRs as may be issuable under the 2018 Plan pursuant to anti-dilution provisions or any stock dividend, stock split, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding equity shares of the Registrant.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended. Such estimate has been computed based on the average of the high and low sales prices on the New York Stock Exchange on August 27, 2018 for ADRs of Dr. Reddy’s Laboratories Limited.

This Registration Statement shall become effective upon filing in accordance with Section 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required in Part I of Form S-8 will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1.	Plan Information

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information

Not required to be filed with the Commission. Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement on Form S-8, other documents required to be delivered to eligible employees pursuant to Rule 428(a) or additional information about the plan is available without charge by contacting:

C. Swaminathan

Vice President and Head Finance - NAG

Dr. Reddy’s Laboratories, Inc.

107 College Road East, Princeton,

New Jersey, 08540, USA

001-609-375-9818

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Dr. Reddy’s Laboratories Limited (the “Registrant” or the “Company”) hereby incorporates by reference the following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(a)       The annual report of the Registrant on Form 20-F for the fiscal year ended March 31, 2018, filed on June 15, 2018.

(b)       All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since June 15, 2018.

(c)       The description of the Registrant’s ordinary shares included in its registration statement on Form F-1 under the Securities Act (Registration Number 333-13310), incorporated by reference into its registration statement on Form 8-A (Registration Number 1-15182).

The Company also incorporates by reference all documents subsequently filed by it pursuant to Sections 13(a), 13(c) and 15(d) of the Exchange Act.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Officers and Directors

Under the Companies Act 1956, as amended, and the Companies Act 2013, as amended (collectively, the “Companies Acts”), any provision, whether contained in the articles of association of a company or in any agreement, exempting any officer or director or indemnifying an officer against any liability which by law would otherwise with the company or in any other instrument attach to him in respect of negligence, default, misfeasance, breach of duty or trust, is void. A company may, however, indemnify an officer against any liability incurred by him in defending any proceedings (whether criminal or civil) in which a judgment is given in his favor. The Company has not, as of the date of this prospectus entered into any indemnification agreements of this kind.

The Company’s Articles of Association, as amended (the “Articles”) provide that, subject to the provision of the Companies Acts, the Company shall indemnify its officers and directors against loss in defending any proceeding brought against them in their capacity as officers and directors, if the indemnified officer or director receives judgment in his favor or is acquitted in such proceeding. In addition, the Company’s Articles provide that it shall indemnify its officers and directors in connection with any application pursuant to Section 463 of the Companies Act 1956, as amended, in which relief is granted by the court.

The form of Underwriting Agreement filed as Exhibit 1.1 to the Company’s Form 6-K filed with the Commission on November 16, 2006 provides for indemnification of the Company and its officers and directors.

The Company has obtained directors and officers insurance providing indemnification for certain of its directors, officers, affiliates, partners or employees for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1934, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

See Exhibit Index.

Item 9.	Undertakings

(a)	The Company hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (i) and (ii) hereto do not apply if the information required to be included in a post-effective amendment by clauses (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereof to be signed on its behalf by the undersigned, thereunto duly authorized, in Hyderabad, India, on the 5th September, 2018.

DR. REDDY’S LABORATORIES LIMITED

By:	/s/ G.V. Prasad
G.V. Prasad
Co-Chairman and Chief Executive Officer

By:	/s/ Saumen Chakraborty
Saumen Chakraborty
President and Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, we, the undersigned directors and officers of Dr. Reddy’s Laboratories Limited, do hereby constitute and appoint G.V. Prasad and Saumen Chakraborty, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, to do any and all acts and things in our respective names and on our respective behalves in the capacities indicated below that G.V. Prasad and Saumen Chakraborty, or any one of them, may deem necessary or advisable to enable Dr. Reddy’s Laboratories Limited to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but not limited to, power and authority to sign for us in our respective names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto and other documents therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm that G.V. Prasad and Saumen Chakraborty, or any of them, shall do or cause to be done by virtue hereof. This power of attorney shall be governed by New York Law.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mr. G.V. Prasad	Co-Chairman, Managing Director and	September 5, 2018
Mr. G.V. Prasad	Chief Executive Officer (Principal Executive Officer)

/s/ Mr. Saumen Chakraborty	President and Chief Financial Officer and	September 5, 2018
Mr. Saumen Chakraborty	Global Head of Information Technology
and Business Process Excellence (Principal Financial and Accounting Officer)

/s/ Mr. Satish Reddy	Chairman and Director	September 5, 2018
Mr. Satish Reddy

/s/ Mr. Anupam Puri	Director	September 5, 2018
Mr. Anupam Puri

/s/ Ms. Kalpana Morparia	Director	September 5, 2018
Ms. Kalpana Morparia

/s/ Dr. Omkar Goswami	Director	September 5, 2018
Dr. Omkar Goswami

/s/ Dr. Bruce L.A. Carter	Director	September 5, 2018
Dr. Bruce L.A. Carter

/s/ Mr. Sridar Iyengar	Director	September 5, 2018
Mr. Sridar Iyengar

/s/ Mr. Bharat Narotam Doshi	Director	September 5, 2018
Mr. Bharat Narotam Doshi

/s/ Mr. Prasad R. Menon	Director	September 5, 2018
Mr. Prasad R. Menon

/s/ Mr. C. Swaminathan	Authorized Representative in the United	September 5, 2018
Mr. C. Swaminathan	States

EXHIBIT INDEX

Exhibit No.	Description of Exhibits	Filed or Incorporated by Reference to

4.1*	Current Memorandum and Articles of Association of Registrant.	Previously filed with the SEC as exhibit 3.1 to Form F-3ASR Registration Statement 333-138608 filed on November 13, 2006.

4.2*	Certificate of Incorporation of Registrant dated February 24, 1984.	Previously filed on March 26, 2001 with the SEC along with Form F-1, previously filed with the Company’s Form 20-F for the fiscal year ended March 31, 2003.

4.3*	Amended Certificate of Incorporation of Registrant dated December 6, 1985.	Previously filed on March 26, 2001 with the SEC along with Form F-1, previously filed with the Company’s Form 20-F for the fiscal year ended March 31, 2003.

4.4*	Deposit Agreement, including the form of American Depositary Receipt, among Registrant, JPMorgan Chase Bank, N.A. (fka Morgan Guaranty Trust Company of New York), as Depositary, and holders from time to time of American Depositary Receipts issued there under, including the form of American Depositary.

Previously filed as Exhibit (a) to Registration Statement 333-13312.

Form of Amendment No. 1 to Deposit Agreement was previously filed as Exhibit (a)(2) to Post-Effective Amendment to Registration Statement No. 333-13312.

Form of Amendment No. 2 to Deposit Agreement, including the form of ADR, is filed as Exhibit (a)(3) to Registration Statement 333-138547.

4.5	Dr. Reddy’s Employees Stock Option Scheme, 2018	Filed herewith.

5.1	Opinion of Challa Gunaranjan, Indian Counsel for the Registrant, as to the legality of the securities being registered.	Filed herewith.

23.1	Consent of KPMG, India (independent accountants).	Filed herewith.

23.3	Consent of Challa Gunaranjan.	Included in Exhibit 5.1 hereto.

24	Power of Attorney.	See page 6.

* Already filed.

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